Exhibit 4.12

Execution Version

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made as of October 18, 2021, (the “Effective Date”) by and among LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), LianBio Ophthalmology, an exempted company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (the “Subsidiary”) and Tarsus Pharmaceuticals, Inc. (the “Holder”).

Section 1. Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly is controlled by or controls such first Person, for as long as such control exists. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of a majority of voting securities, by contract or otherwise.

(b) “Arbitration Notice” shall have the meaning set forth in Section 5(e).

(c) “Claimant” shall have the meaning set forth in Section 5(e)(ii).

(d) “Dispute” shall have the meaning set forth in Section 5(e).

(e) “Exercise Packet” shall have the meaning set forth in Section 2(d).

(f) “Exercise Period” shall have the meaning set forth in Section 2(d).

(g) “Equivalent Lian Shares” shall have the meaning set forth in Section 2(a)(i).

(h) “Equivalent Lian Warrants” shall have the meaning set forth in Section 2(a)(ii).

(i) “Fair Market Value” or “FMV” shall mean the fair market value of the Company or the Subsidiary, as applicable, that is determined by the Board of Directors of the Company (the “Board”), after considering in good faith a financial advisor appointed by the Board.

(j) “HKIAC” shall have the meaning set forth in Section 5(e)(i).

(k) “HKIAC Rules” shall have the meaning set forth in Section 5(e)(i).

(l) “IPO” shall mean the consummation of any underwritten initial public offering and listing of the ordinary shares of the Company on a securities exchange approved by the Board of Directors of the Company.

(m) “Joinder Agreement” shall mean joinder agreements to become a party to any stockholder agreements and/or investor rights agreements of the Company in effect at the time of the exercise.

(n) “Liquidity Event” shall mean an IPO or Trade Sale.

(o) “Liquidity Event Date” shall mean (i) August 31, 2021, for a Liquidity Event consummated on or before March 1, 2022 or (ii) for all other Liquidity Events, the pricing date of the IPO or the closing date of the Trade Sale, as applicable.

(p) “Notice of Exercise” shall mean a written Notice of Exercise in the form attached hereto as Exhibit A.

(q) “Notice of IPO” shall have the meaning set forth in Section 2(b).

(r) “Notice of Liquidity Event” shall have the meaning set forth in Section 2(c).

(s) “Notice of Trade Sale” shall have the meaning set forth in Section 2(c).

(t) “Options” shall have the meaning set forth in Section 2(a)(ii).

(u) “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

(v) “Respondent” shall have the meaning set forth in Section 5(e)(ii).

(w) “Subsidiary Shares” shall mean the ordinary shares of the Subsidiary.

(x) “Subsidiary Warrants” shall mean Tranche 1 Warrant, Tranche 2 Warrant and/or Tranche 3 Warrant.

(y) “Trade Sale” shall mean (i) the closing of a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole or (ii) consummation of a merger or consolidation of the Company with or into another entity, except any merger or consolidation in which the holders of equity of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving entity) approved by the Board of Directors of the Company.

(z) “Tranche 1 Warrant” shall mean certain Amended and Restated Warrant issued by the Subsidiary to the Holder to purchase 41,666 ordinary shares of the Subsidiary, dated March 26, 2021 with a warrant number A-1.

(aa) “Tranche 2 Warrant” shall mean certain Amended and Restated Warrant issued by the Subsidiary to the Holder to purchase 41,667 ordinary shares of the Subsidiary, dated March 26, 2021 with a warrant number A-2.

(bb) “Tranche 3 Warrant” shall mean certain Amended and Restated Warrant issued by the Subsidiary to the Holder to purchase 41,667 ordinary shares of the Subsidiary, dated March 26, 2021 with a warrant number A-3.

(cc) “Unvested Warrants” shall have the meaning set forth in Section 2(a)(ii).

(dd) “Warrant Option” shall have the meaning set forth in Section 2(a)(ii).

Section 2. Option.

(a) Grant of Option.

(i)

Conversion of Tranche 1 Warrant into Equivalent Lian Shares. The Holder shall have an option (the “Share Option”), which may be exercised during the Exercise Period, in accordance with Section 2(d), to convert the Tranche 1 Warrant held by the Holder into such number of ordinary shares of the Company as is equal to (NL-SH) (the “Equivalent Lian Shares”), where (NL-SH) shall be calculated as follows:

Where,

NSUB–SH is 41,666, representing the total number Subsidiary Shares under the Tranche 1 Warrant.

PVSUB–SH is the per ordinary share FMV of the Subsidiary as of the Liquidity Event Date, calculated as: (A) the FMV of the Subsidiary as of the Liquidity Event Date divided by (B) the total outstanding number of ordinary shares of the Subsidiary as of the Liquidity Event Date, on a fully-diluted and as-converted basis.

PEX is $109, representing the exercise price of the Tranche 1 Warrant.

PVL–SH is the per ordinary share FMV of the Company as of the Liquidity Event Date.

(ii)

Conversion of Tranche 2 Warrant and/or Tranche 3 Warrant into Equivalent Lian Warrants. The Holder shall have an option (the “Warrant Option”, and together with the Share Option, the “Options”), which may be exercised during the Exercise Period in accordance with Section 2(d), to convert each of its Tranche 2 Warrant and/or Tranche 3 Warrant (together, the “Unvested Warrants”) into a warrant to purchase such number of ordinary shares of the Company as is equal to (NL-W) (the “Equivalent Lian Warrants”), where NL-W shall be calculated as follows:

Where,

NSUB–W is 41,667, representing the total number of Subsidiary Shares under the applicable Unvested Warrant.

PVSUB–SH is the per ordinary share FMV of the Subsidiary as of the Liquidity Event Date, calculated as: (A) the FMV of the Subsidiary as of the Liquidity Event Date divided by (B) the total outstanding number of ordinary shares of the Subsidiary as of the Liquidity Event Date, on a fully-diluted and as-converted basis.

PVL–SH is the per ordinary share FMV of the Company as of the Liquidity Event Date.

PEx is $109, representing the exercise price of applicable Unvested Warrant.

PEX1 is $0.0001, representing the exercise price of the Equivalent Lian Warrant.

(b) Notice of IPO. The Company shall notify all Holders in writing (in accordance with Section 5(c)) at least five (5) days prior to the Liquidity Event Date (such notice, the “Notice of IPO”). The Notice of IPO shall set forth the intended date of the consummation of an IPO, the number of the Equivalent Lian Shares and Equivalent Lian Warrants to which the Holder is entitled upon the exercise of the Holder’s Options and any Joinder Agreement to be executed and delivered by each such Holder upon its exercise of its Options.

(c) Notice of Trade Sale. The Company shall notify all Holders in writing (in accordance with Section 5(c)) at least five (5) days prior to the Liquidity Event Date (such notice, the “Notice of Trade Sale” and, together with the Notice of IPO, the “Notice of Liquidity Event”). The Notice of Trade Sale shall set forth the intended date of the consummation of Trade Sale, the number of the Equivalent Lian Shares and Equivalent Lian Warrants to which the Holder is entitled upon the exercise of the Holder’s Options and any Joinder Agreement that needs to be executed by the Holder upon its exercise of its Options.

(d) Mechanics of Exercise. Within three (3) days following its receipt of a Notice of Liquidity Event (the “Exercise Period”), the Holder may exercise its Options by (x) submitting (in accordance with Section 5(c)) a notice of exercise packet (an “Exercise Packet”) containing each of the below listed items and (y) sending (in accordance with Section 5(c)) a copy of each such item in the Exercise Packet to each Subsidiary in which the Holder holds Subsidiary Shares or Subsidiary Warrants, as applicable:

(i)	Executed Notice of Exercise, complete with the appropriate information; and

(ii)

Original certificate(s) and/or instrument(s) evidencing all Subsidiary Shares or Subsidiary Warrants, as applicable, to be forfeited in exchange for the Equivalent Lian Shares or Equivalent Lian Warrants, as applicable.

(e) Effectiveness. The Holder’s exercise of its Options, if properly exercised in accordance with Section 2(d), shall be deemed to be exercised as of immediately prior to and contingent upon the consummation of the applicable Liquidity Event and the Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares (including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders) at such time. Upon the consummation of such Liquidity Event, the Company shall, or shall cause its successor to, issue to the Holder who properly exercises its Options in accordance with Section 2(d) stock certificates, book entry notations or other instruments evidencing the Equivalent Lian Shares and/or Equivalent Lian Warrants to which the Holder is entitled in accordance with Section 2(a)(i) and Section 2(a)(ii), as applicable. If, following the Holder’s submission of its Exercise Packet, the Company subsequently fails to consummate the Liquidity Event on or prior to the one (1) year anniversary of the intended date of the consummation of Liquidity Event as set forth in the Notice of Liquidity Event, the Company shall return to the Holder the items delivered by the Holder pursuant to Section 2(d)(ii), and the Options shall be deemed not to have been exercised.

(f) Transfer Taxes. The Holder shall be responsible for all transfer taxes resulting from the fact that any Equivalent Lian Shares are not in the name of the Holder.

(g) Validly Issued, Fully Paid and Non-Assessable. All Equivalent Lian Shares issuable upon the exercise of this Agreement in accordance with the terms hereof shall be validly issued, fully paid and non-assessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances set forth herein or created by the applicable Holder or restrictions upon transfer under federal or state securities laws.

(h) Fractional Shares. In no event shall any fractional Equivalent Lian Share be issued upon exercise of any Options. If, upon the Holder’s exercise of its Options, the Holder would, except as provided in this paragraph, be entitled to receive a fractional Equivalent Lian Share, then the Company shall either (i) deliver in cash to such holder an amount equal to such fractional interest, or (ii) issue a whole share in lieu of such fractional share.

(i) Share Adjustment. If, at any time during the Exercise Period, the number of outstanding ordinary shares of the Company is (i) increased by a share dividend payable in ordinary shares of the Company or by a subdivision or split-up of ordinary shares of the Company, or (ii) decreased by a combination of ordinary shares of the Company, then the number of Equivalent Lian Shares and/or Equivalent Lian Warrants you are entitled to receive upon the exercise of your Options shall automatically be proportionally adjusted.

Section 3. Rights of Shareholders.

Nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value or change of shares to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise unless and until the Holder’s exercise of its Options is deemed effective pursuant to and in accordance with the terms and conditions of Section 2.

Section 4. Term and Termination.

(a) If the Holder has not exercised its Options in accordance with Section 2(d) within the applicable Exercise Period, such Holder’s rights shall irrevocably terminate with respect to the Liquidity Event contemplated by the Notice of Liquidity Event triggering the commencement of such Exercise Period immediately as of the expiration of such Exercise Period, without any further action by the parties.

(b)This Agreement shall be effective as of the Effective Date and shall terminate immediately prior to the consummation of a Liquidity Event, without any further action by the parties; provided, that the terms and provisions of Section 2, Section 3 and Section 5 shall survive to the extent necessary to effectuate the provisions applicable in connection with any Holder’s valid exercise of an Option in connection with such Liquidity Event.

Section 5. Miscellaneous.

(a) Assignment. This Agreement shall not be assignable by the Holder to any third party without the prior written approval of the Company.

(b) Amendments. The terms of this Agreement may be amended, and the observance of any term herein may be waived, with the prior written consent of the Parties.

(c) Notices Generally. All notices, deliveries and other communications given or made pursuant to the provisions hereof shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Parties at the address set forth in its signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice to the other party.

(d) Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

(e) Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days) after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(i)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii)

The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chair of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

(iii)

The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 5(f), including the provisions concerning the appointment of the arbitrators, the provisions of this Section 5(f) shall prevail.

(iv)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the Cayman Islands (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(vii)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)

Notwithstanding the foregoing in this Section 5(f), the parties agree that each party shall have the right, without posting any bond, to seek preliminary injunction, temporary restraining order or other temporary relief from any court of competent jurisdiction.

(f) Entire Agreement. This Agreement together with the exhibit hereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

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IN WITNESS WHEREOF, each of the Company and the Subsidiary have caused this Agreement to be signed in its name by its respective duly authorized officer.

LIANBIO By: /s/ Yizhe Wang Name: Yizhe Wang Title: Authorized Representative	LianBio c/o Travers Thorp Alberga Harbour Place, 2nd Floor PO Box 472 103 South Church Street Grand Cayman, KY1-1106, Cayman Islands Attention: Yizhe Wang, Chief Executive Officer

LIANBIO OPHTHALMOLOGY By: /s/ Yizhe Wang Name: Yizhe Wang Title: Authorized Representative

[Signature Page to Option Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed in its name by its duly authorized officer.

TARSUS PHARMACEUTICALS, INC. By:/s/ Bobak Azamian Name: Bobak Azamian Title: Chief Executive Officer	15440 Laguna Canyon Road, Ste 160 Irvine, CA 92618

[Signature Page to Option Agreement]

EXHIBIT A

FORM NOTICE OF EXERCISE